SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                    1934

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [   ]


Check the appropriate box:

[   ]  Preliminary Proxy Statement
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       14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          WERNER ENTERPRISES, INC.
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(Name of Registrant as Specified In Its Charter)

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

                         [LOGO OF WERNER ENTERPRISES]
                            Post Office Box 45308
                         Omaha, Nebraska  68145-0308
                          ________________________

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 13, 2003
                          ________________________


Dear Stockholders:

      It is a pleasure to invite you to the 2003 Annual Meeting of Stockholders of Werner Enterprises, Inc. (the Company) to be held at the Embassy Suites, 555 South 10 Street, Omaha, Nebraska, on Tuesday, May 13, 2003, at 10:00 a.m. The Embassy Suites is located just a few blocks south and east of the downtown Omaha business area. The meeting will be held for the following purposes:

     1. To elect directors to serve until the end of their term or until their successors are elected and qualified.

     2. To consider a stockholder proposal regarding diversity on the Board of Directors, if presented at the meeting.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record at the close of business on March 24, 2003, will be entitled to vote at the meeting or any adjournment thereof.

      At the meeting Clarence L. Werner and members of the Company's management team will discuss the Company's results of operations and business plans. Members of the Board of Directors and the Company's management will be present to answer your questions.

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2002, is enclosed.

      As stockholders, we encourage you to attend the meeting in person. Whether or not you plan to attend the meeting, we ask you to sign, date, and mail the enclosed proxy as promptly as possible in order to make sure that your shares will be voted in accordance with your wishes at the meeting in the event that you are unable to attend. A self-addressed, postage-paid return envelope is enclosed for your convenience. If you attend the meeting, you may vote by proxy or you may revoke your proxy and cast your vote in person.

                                        By Order of the Board of Directors


                                        /s/ James L. Johnson

                                        James L. Johnson
                                        Vice President, Controller
                                          and Corporate Secretary

Omaha, Nebraska
April 2, 2003

                          WERNER ENTERPRISES, INC.
                            Post Office Box 45308
                         Omaha, Nebraska  68145-0308
                              ________________

                             PROXY STATEMENT FOR
                       ANNUAL MEETING OF STOCKHOLDERS
                                MAY 13, 2003
                          ________________________

                                INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Stockholders of Werner Enterprises, Inc. (the Company) to be held on Tuesday, May 13, 2003, at 10:00 a.m. local time, at the Embassy Suites, 555 South 10 Street, Omaha, Nebraska, and at any adjournments thereof. The meeting will be held for the purposes set forth in the notice of such meeting on the cover page hereof. The Proxy Statement, Form of Proxy, and Annual Report to Stockholders on Form 10-K are being mailed by the Company on or about April 2, 2003.

      A Form of Proxy for use at the Annual Meeting of Stockholders is enclosed together with a self-addressed, postage-paid return envelope. Any stockholder who executes and delivers a proxy has the right to revoke it at any time prior to its use at the Annual Meeting. Revocation of a proxy may be effected by filing a written statement with the Secretary of the Company revoking the proxy, by executing and delivering to the Company a subsequent proxy before the meeting, or by voting in person at the meeting. A proxy, when executed and not revoked, will be voted in accordance with the authorization contained therein. Unless a stockholder specifies otherwise on the Form of Proxy, all shares represented will be voted for the election of all nominees for director and against the stockholder proposal.

      The cost of soliciting proxies, including the preparation, assembly and mailing of material, will be paid by the Company. Directors, officers, and regular employees of the Company may solicit proxies by telephone, electronic communications, or personal contact, for which they will not receive any additional compensation in respect of such solicitations. The Company will also reimburse brokerage firms and others for all reasonable expenses for forwarding proxy material to beneficial owners of the Company's stock.

      As  a  matter of policy, proxies, ballots, and voting tabulations  that
identify  individual  stockholders are kept private  by  the  Company.   Such
documents are available for examination only by certain representatives associated with processing proxy cards and tabulating the vote. The vote of any stockholder is not disclosed, except as may be necessary to meet legal requirements.

                     OUTSTANDING STOCK AND VOTING RIGHTS

      On March 24, 2003, the Company had 63,764,800 shares of its $.01 par value Common Stock outstanding. At the meeting, each stockholder will be entitled to one vote, in person or by proxy, for each share of stock owned of record at the close of business on March 24, 2003. The stock transfer books of the Company will not be closed.

      With respect to the election of directors, stockholders of the Company, or their proxy if one is appointed, have cumulative voting rights under the laws of the State of Nebraska. That is, stockholders, or their proxy, may vote their shares for as many directors as are to be elected, or may cumulate such shares and give one nominee as many votes as the number of directors to be elected multiplied by the number of their shares, or may distribute votes on the same principle among as many nominees as they may desire. If a stockholder desires to vote cumulatively, he or she must vote in person or give his or her specific cumulative voting instructions to the designated proxy that the number of votes represented by his or her shares are to be cast for one or more designated nominees. A stockholder may also withhold authority to vote for any nominee (or nominees) by striking through the name (or names) of such nominees on the accompanying Form of Proxy. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

      A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

      On the date of mailing this Proxy Statement, the Board of Directors has no knowledge of any other matter which will come before the Annual Meeting other than the matters described herein. However, if any such matter is properly presented at the meeting, the proxy solicited hereby confers discretionary authority to the proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting.

                          ELECTION OF DIRECTORS AND
                       INFORMATION REGARDING DIRECTORS

     The Articles of Incorporation of the Company provide that there shall be up to three separate classes of directors, each consisting of not less than three directors, and as nearly equal in number as possible. The Bylaws of the Company divide the Board of Directors into three classes each consisting of three directors. The term of office of the directors in the third class expires at the 2003 Annual Meeting of Stockholders. Directors hold office for a term of three years. The term of office of the directors in the first and second classes will expire at the 2004 and 2005 Annual Meetings of Stockholders, respectively. Clarence L. Werner and Jeffrey G. Doll, class III directors whose terms will expire at the 2003 Annual Meeting, and Patrick
J. Jung have been nominated for election at the meeting for terms expiring at the 2006 Annual Meeting and until their successors are duly elected and qualified. Irving B. Epstein, a class III director whose term expires at the 2003 Annual Meeting, has decided to retire from the Company's Board of Directors effective upon the expiration of his current term at the 2003 Annual Meeting. Mr. Jung was nominated for election to fill this vacancy. During 2002, Donald W. Rogert retired from the Company's Board of Directors, and Kenneth M. Bird was appointed by the Board of Directors to fill the vacancy for the remainder of the term. Mr. Rogert was a class I director with his term expiring at the 2004 Annual Meeting of Stockholders.

      Information concerning the names, ages, terms, positions with the Company, and/or business experience of each nominee named above and of the other persons whose terms as directors will continue after the 2003 Annual Meeting is set forth on the following pages.

                                                                                Term
       Name              Position with Company or Principal Occupation          Ends
       ----              ---------------------------------------------          ----
Clarence L. Werner    Chairman of the Board and Chief Executive Officer (3)     2003
Gary L. Werner        Vice Chairman                                             2005
Curtis G. Werner      Vice Chairman  -  Corporate Development                   2004
Gregory L. Werner     President and Chief Operating Officer                     2005
Gerald H. Timmerman   President of Timmerman & Sons Feeding Co., Inc. (1)(2)(3) 2004
Jeffrey G. Doll       President and Chief Executive Officer of Doll
                      Distributing, Inc. (1)(2)(3)                              2003
Michael L. Steinbach  Owner of Steinbach Farms and Equipment Sales and
                      Steinbach Truck and Trailer (1)(2)(3)                     2005
Kenneth M. Bird       Superintendent - Westside Community Schools (1)(2)(3)     2004
Patrick J. Jung       Executive Vice President of Meridian, Inc.                 N/A

__________
(1) Serves on audit committee.
(2) Serves on option committee.
(3) Serves on executive compensation committee.

       Clarence L. Werner, 65, operated Werner Enterprises as a sole proprietorship from 1956 until its incorporation in September 1982. He has been a director of the Company since its incorporation and served as President until 1984. Since 1984, he has been Chairman of the Board and Chief Executive Officer of the Company.

      Gary  L.  Werner,  45,  has been a director of the  Company  since  its incorporation. Mr. Werner was General Manager of the Company and its predecessor from 1980 to 1982. He served as Vice President from 1982 until 1984, when he was named President and Chief Operating Officer of the Company. Mr. Werner was named Vice Chairman in 1991. From 1993 to April 1997, Mr. Werner also reassumed the duties of President.

     Curtis G. Werner, 38, was elected a director of the Company in 1991. He began employment with the Company in 1985 and was promoted to Director of Safety in 1986. He was promoted to Vice President - Safety in 1987. Mr. Werner was promoted to Vice President in 1990, Executive Vice President in 1993, Executive Vice President and Chief Operating Officer in 1994, and Vice Chairman - Corporate Development in 1996.

      Gregory L. Werner, 43, was elected a director of the Company in 1994. He was a Vice President of the Company from 1984 to March 1996 and was Treasurer from 1982 until 1986. He was promoted to Executive Vice President in March 1996 and became President in April 1997. Mr. Werner has directed revenue equipment maintenance for the Company and its predecessor since 1981. He assumed responsibility for the Company's Management Information Systems in 1993, and also assumed the duties of Chief Operating Officer in 1999.

      Gerald H. Timmerman, 63, was elected a director of the Company in 1988. Mr. Timmerman has been President since 1970 of Timmerman & Sons Feeding Co., Inc., Springfield, Nebraska, which is a cattle feeding and ranching partnership with operations in three midwestern states.

      Jeffrey G. Doll, 48, was elected a director of the Company in 1997 and appointed Lead Outside Director in August 2002. He has been President and Chief Executive Officer of Doll Distributing, Inc., a beer wholesaler located in Council Bluffs, Iowa, since 1980.

      Michael L. Steinbach, 48, was elected as a director of the Company in 2002. He has been the sole owner of Steinbach Farms and Equipment Sales, which buys and sells farm land and equipment and is located in Valley,
Nebraska, since 1980. Mr. Steinbach has also been the sole owner of Steinbach Truck and Trailer, a semi-tractor and trailer dealership located in Valley, Nebraska, since 1997. Mr. Steinbach also farms or custom farms approximately six thousand acres of farmland.

      Kenneth M. Bird, 55, was appointed by the Board of Directors in 2002 to fill a vacant director position. He has been Superintendent of the Westside Community Schools in Omaha, Nebraska since 1992 and has held various administrative positions in the District since 1981. Dr. Bird was the
Nebraska Superintendent of the Year in 1998 and has been recognized for his technology leadership and vision. Dr. Bird is very active in professional organizations on the local, state, and national levels, and also serves on a number of community and civic boards.

     Patrick J. Jung, 55, has been an Executive Vice President with Meridian, Inc., an advertising agency, since 2001. Prior to his position with
Meridian, Inc., Mr. Jung was a practicing certified public accountant with KPMG LLP for thirty years. Mr. Jung was the audit engagement partner on the Company's annual audit for the year ended December 31, 1999 prior to his retirement from KPMG LLP in 2000.

      Gary L. Werner, Curtis G. Werner, and Gregory L. Werner are sons of Clarence L. Werner.

      In the event that any nominee becomes unavailable for election for any reason, the shares represented by the accompanying form of proxy will be voted for any substitute nominees designated by the Board, unless the proxy withholds authority to vote for all nominees. The Board of Directors knows of no reason why any of the persons nominated to be directors might be unable to serve if elected and each nominee has expressed an intention to serve if elected. There are no arrangements or understandings between any of the nominees and any other person pursuant to which any of the nominees was selected as a nominee.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE TO THE BOARD OF DIRECTORS.

Board of Directors and Committees

      The Company has established audit, option, and executive compensation committees. The audit committee discusses the annual audit and resulting letter of comments to management, consults with the auditors and management regarding the adequacy of internal controls, reviews the Company's financial statements with management and the outside auditors prior to their issuance, and recommends to the Board the appointment of independent auditors for the next year. The option committee administers the Company's Stock Option Plan. It has the authority to determine the recipients of options and stock appreciation rights, the number of shares subject to such options and the corresponding stock appreciation rights, the date on which these options and stock appreciation rights are to be granted and are exercisable, whether or not such options and stock appreciation rights may be exercisable in installments,  and  any  other terms of the options  and  stock  appreciation rights consistent with the terms of the plan. The executive compensation committee reviews and makes recommendations to the Board of Directors with respect to the compensation of executives. The Company does not have a standing nominating committee. Functions normally attributable to a committee of this type are performed by the Board of Directors as a whole.

      The Board of Directors held four (4) meetings and acted three (3) times by unanimous written consent during the year ended December 31, 2002. There were three (3) meetings of the audit committee, one (1) meeting of the executive compensation committee, and one (1) meeting of the option committee during that period. All directors participated in 75% or more of the aggregate of the total number of Board of Directors meetings and the total number of meetings held by committees on which they served.

      Directors who are not full-time employees of the Company receive a fee of $2,000 for each meeting of the Board of Directors and for each committee meeting if not held on a day on which a meeting of the Board of Directors is held. Directors are also reimbursed for travel expenses incurred to attend meetings of the Board of Directors and committee meetings.

Executive Officers

     The following table sets forth the executive officers of the Company and the capacities in which they serve.


        Name              Age             Capacities In Which They Serve
        ----              ---             ------------------------------
Clarence L. Werner        65     Chairman of the Board and Chief Executive Officer
Gary L. Werner            45     Vice Chairman
Curtis G. Werner          38     Vice Chairman - Corporate Development
Gregory L. Werner         43     President and Chief Operating Officer
Robert E. Synowicki, Jr.  44     Executive Vice President and Chief Information Officer
Richard S. Reiser         56     Executive Vice President and General Counsel
Daniel H. Cushman         48     Executive Vice President and Chief Marketing Officer
Duane D. Henn             65     Vice President - Safety
Larry P. Williams         57     Vice President - Value Added Services
John J. Steele            45     Vice President, Treasurer and Chief Financial Officer
Dwayne O. Haug            54     Vice President - Maintenance
H. Marty Nordlund         41     Vice President - Specialized Services
R. Lee Easton             44     Vice President - Management Information Systems
Guy M. Welton             38     Vice President - Operations
James L. Johnson          39     Vice President, Controller and Corporate Secretary
Derek J. Leathers         33     Vice President - International
Jim D. Daniels            37     Vice President - Safety Operations and Compliance


      See "ELECTION OF DIRECTORS AND INFORMATION REGARDING DIRECTORS" for information regarding the business experience of Clarence L. Werner, Gary L. Werner, Curtis G. Werner, and Gregory L. Werner.

     Robert E. Synowicki, Jr. joined the Company in 1987 as a tax and finance manager. He was appointed Treasurer in 1989, became Vice President, Treasurer and Chief Financial Officer in 1991, Executive Vice President and Chief Financial Officer in March 1996, Executive Vice President and Chief
Operating Officer in November 1996, and Executive Vice President and Chief Information Officer in 1999. Mr. Synowicki is a certified public accountant and was employed by the firm of Arthur Andersen & Co., independent public accountants, from 1983 until his employment with the Company.

      Richard  S.  Reiser  joined the Company as Vice President  and  General
Counsel  in  1993, and was promoted to Executive Vice President  and  General
Counsel in 1996. Mr. Reiser was a partner in the Omaha office of the law firm of Nelson and Harding from 1975 to 1984. From 1984 until his employment with the Company, he was engaged in the private practice of law as a principal and director of Gross & Welch, a professional corporation, Omaha, Nebraska.

      Daniel H. Cushman joined the Company in 1997 as Director of National Accounts. He was promoted to Vice President - Sales, Van Division, in April 1999, Senior Vice President - Van Division in December 1999, Senior Vice President - Marketing and Operations in January 2001 and Executive Vice President and Chief Marketing Officer in April 2002. Mr. Cushman was President of Triple Crown Services in Fort Wayne, Indiana for four years prior to joining the Company and held various other management positions at Triple Crown Services starting in 1988. From 1978 to 1988 Mr. Cushman was employed by Roadway Express in Akron, Ohio.

      Duane D. Henn joined the Company in 1985 as a Driver Recruiter. He was named National Director of Driver Recruiting in 1986. In 1988 he was promoted to Director of Safety, and in 1994 was named Vice President - Safety. Prior to joining the Company, Mr. Henn spent 20 years in State and County Law Enforcement and six years in the Court System.

      Larry P. Williams joined the Company in 1988 as an Account Executive. In 1991, he was promoted to Director of Regional Fleets. He was named Vice President - Logistics in 1994 and Vice President - Value Added Services in 2001. Prior to joining the Company, Mr. Williams held various management positions with United Parcel Service and Federated Department Stores.

     John J. Steele joined the Company in 1989 as Controller. He was elected Corporate Secretary in 1992, Vice President - Controller and Corporate Secretary in 1994, and Vice President, Treasurer and Chief Financial Officer in 1996. Mr. Steele is a certified public accountant and was employed by the firm of Arthur Andersen & Co., independent public accountants, from 1979 until his employment with the Company.

      Dwayne O. Haug joined the Company in 1990 as Director of Maintenance. He was promoted to Vice President - GraGar, Inc. (a wholly owned subsidiary of the Company) in 1994, and Vice President - Maintenance in 1997. Mr. Haug was President of Silvey Refrigerated Carriers, Inc. in Council Bluffs, Iowa from 1988 until his employment with the Company. He held various management positions with Ellsworth Freight Lines, Inc. in Eagle Grove, Iowa from 1972 to 1987.

      H. Marty Nordlund joined the Company in 1994 as an account executive. He was promoted to Director of Dedicated Fleet Services in 1995, Senior Director of Dedicated Fleet Services in 1997, Vice President - Dedicated Fleet Services in 1998, and was named Vice President - Specialized Services in January 2001. Prior to joining the Company, Mr. Nordlund held various management positions with Crete Carrier Corporation.

      R. Lee Easton joined the Company in 1990 as a Programmer/Analyst. He was promoted to Management Information Systems (MIS) Project Manager in 1991, Manager of Systems Design and Development in 1993, Director of MIS in 1996, Senior Director of MIS in 1997, and was named Vice President - MIS in 1998. Prior to joining the Company, Mr. Easton was a programmer with Procter Hospital in Peoria, Illinois, and a consultant with Cap Gemini America.

      Guy M. Welton joined the Company in 1987 as one of the Company's first management trainees. He held multiple positions within Operations and Marketing before being appointed to Manager of Quality in 1992. He was then promoted to Director of Quality in 1994, Director of Operations in 1995, Senior Director of Operations in 1997, and Vice President - Operations in 1999.

      James  L.  Johnson joined the Company in 1991 as Manager  of  Financial
Reporting. He was promoted to Assistant Controller in 1992, Director of Accounting in 1994, Corporate Secretary and Controller in 1996 and was named Vice President, Controller and Corporate Secretary in 2000. Mr. Johnson is a certified public accountant and was employed by the firm of Arthur Andersen & Co., independent public accountants, from 1985 until his employment with the Company.

      Derek J. Leathers joined the Company in 1999 as Managing Director - Mexico Division. He was promoted to Vice President - Mexico Division in 2000 and Vice President - International Division in January 2001. Mr. Leathers was Vice President of Mexico Operations for two years at Schneider National, a large truckload carrier, prior to joining the Company and held various other management positions during his eight year career at Schneider National.

      Jim D. Daniels joined the Company in 1988 as a management marketing trainee. He has held various positions including Account Manager, Regional Operations Manager, and Regional Manager of the Midwest Region. He was promoted to Director of Corporate Driver Development in 1998, Senior Director of Corporate Driver Development in 2001, Associate Vice President of Recruiting in 2002 and named Vice President - Safety Operations and Compliance in February 2003.

      Under the Company's bylaws, each executive officer holds office for a term of one year or until his successor is elected and qualified. The executive officers of the Company are elected by the Board of Directors at its Annual Meeting immediately following the Annual Meeting of Stockholders.

Compliance With Section 16(a) Of The Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the year ended December 31, 2002, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with, except Mr. Epstein did not timely report two stock purchases from the same day. These transactions were reported 10 business days after their required filing date.

                      SECURITY OWNERSHIP OF DIRECTORS,
                EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

      The authorized Common Stock of the Company consists of 200,000,000 shares, $.01 par value.

     The following table sets forth certain information as of March 24, 2003, with respect to the beneficial ownership of the Company's Common Stock by each director and each nominee for director of the Company, by each executive officer of the Company named in the Summary Compensation Table herein, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and by all executive officers, directors, and director nominees as a group. On March 24, 2003, the Company had 63,764,800 shares of Common Stock outstanding.


                                                 Beneficial Ownership
                                                 --------------------
                 Name of Beneficial Owner        Shares    Percent(1)
                 ------------------------        ------    ----------
     Clarence L. Werner (2)                      18,085,198     28.3%
     Gary L. Werner (3)                           2,275,733      3.6%
     Curtis G. Werner (4)                         2,397,805      3.8%
     Gregory L. Werner (5)                        2,838,861      4.4%
     Daniel H. Cushman (6)                           40,666        *
     Irving B. Epstein                                2,000        *
     Gerald H. Timmerman                              1,333        *
     Jeffrey G. Doll                                  1,666        *
     Michael L. Steinbach                                 -        *
     Kenneth M. Bird                                      -        *
     Patrick J. Jung                                      -        *
     FMR Corp. (7)                                5,375,390      8.4%
     All executive officers, directors and
       director nominees as a group
       (23 persons) (8)                          25,967,695     40.2%


___________
* Indicates less than 1%.

(1) The percentages are based upon 63,764,800 shares, which equal the outstanding shares of the Company as of March 24, 2003. For beneficial owners who hold options exercisable within 60 days of March 24, 2003, the number of shares of Common Stock on which the percentage is based also includes the number of shares underlying such options.
(2) Includes options to purchase 150,000 shares which are exercisable as of March 24, 2003, or which become exercisable 60 days thereafter.
(3) Includes options to purchase 79,000 shares which are exercisable as of March 24, 2003, or which become exercisable 60 days thereafter.
(4) Includes options to purchase 71,666 shares which are exercisable as of March 24, 2003, or which become exercisable 60 days thereafter.
(5) Includes options to purchase 216,999 shares which are exercisable as of March 24, 2003, or which become exercisable 60 days thereafter.
(6) Options to purchase 40,666 shares which are exercisable as of March 24, 2003, or which become exercisable 60 days thereafter.

(7) Based on Schedule 13G as of December 31, 2002, as filed with the Securities and Exchange Commission by FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109. FMR Corp. claims sole voting power with respect to 723,152 shares, sole dispositive power with respect to 5,375,390 shares, and no shared voting or dispositive power with respect to any of these shares.
(8) Includes options to purchase 866,672 shares which are exercisable as of March 24, 2003, or which become exercisable 60 days thereafter.

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The table on the following page summarizes the compensation paid by the Company and its subsidiaries to the Company's Chief Executive Officer and to the Company's four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at December 31, 2002, for services rendered in all capacities to the Company and its subsidiaries during the three fiscal years ended December 31, 2002.


                         SUMMARY COMPENSATION TABLE


                                                                          Long Term
                                                                        Compensation
                                           Annual Compensation             Awards
                                    ----------------------------------  ------------
                                                                         Securities
                                                          Other Annual   Underlying    All Other
                                                          Compensation    Options/   Compensation
Name and Principal Position   Year  Salary($)   Bonus($)     ($)(1)       SAR's(#)      ($)(2)
---------------------------   ----  ---------   --------  ------------   ----------  ------------
Clarence L. Werner            2002   575,004     300,000     101,985             -           -
Chairman and                  2001   575,004     250,000      46,000       600,000           -
Chief Executive Officer       2000   575,004     250,000      95,032       600,000           -

Gary L. Werner                2002   301,250     110,000           -             -           -
Vice Chairman                 2001   300,000     100,000           -       220,000           -
                              2000   230,000     100,000           -       220,000           -

Curtis G.  Werner             2002   300,000     100,000      83,254             -           -
Vice Chairman -               2001   300,000      92,000           -       220,000           -
Corporate Development         2000   241,539      92,000           -       286,667           -

Gregory L. Werner             2002   344,712     150,000           -             -           -
President and                 2001   330,000     127,000           -       293,333           -
Chief Operating Officer       2000   300,000     127,000           -       293,333           -

Daniel H. Cushman             2002   267,909     100,000           -             -       2,550
Executive Vice President and  2001   238,205      75,000           -        53,333         951
Chief Marketing Officer       2000   207,734      50,000           -        53,333       1,307


------------

(1) Other annual compensation for Mr. Clarence L. Werner during 2002, 2001, and 2000 consists of $40,000 for the value of professional services received and $42,349, $6,000, and $16,800, respectively, for personal use of a Company vehicle and Company aircraft. Other annual compensation for 2002 and 2000 also includes amounts reimbursed for payment of income taxes of $19,636 and $38,232.
     Other annual compensation for Mr. Curtis G. Werner during 2002 consists of $6,600 for the value of professional services received, $42,204 for personal use of a Company vehicle and Company aircraft, and $34,450 reimbursed for payment of income taxes.
(2) All other compensation for 2002 reflects the Company's contribution to the individual 401(k) retirement savings plan of $2,550 of Mr. Daniel H. Cushman.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR END OPTION/SAR VALUES




                                         Number of Securities         Value of Unexercised
                                        Underlying Unexercised            In-The-Money
                    Shares                 Options/SAR's At             Options/SAR's At
                   Acquired                December 31, 2002          December 31, 2002(1)
                      On      Value    --------------------------  --------------------------
                   Exercise  Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
                   --------  --------  -----------  -------------  -----------  -------------
    Name             (#)       ($)         (#)           (#)           ($)           ($)
    ----             ---       ---         ---           ---           ---           ---
Clarence L. Werner       -         -     150,000      1,050,000     1,781,055     10,930,665
Gary L. Werner           -         -      79,000        414,334       949,274      4,369,965
Curtis G. Werner         -         -      71,666        435,001       849,379      4,596,922
Gregory L. Werner   28,000   250,684     216,999        575,003     2,314,300      6,032,533
Daniel H. Cushman        -         -      40,666        122,254       468,234      1,309,143


------------

(1) Based on the $21.53 closing price per share of the Company's Common Stock on December 31, 2002.

                BOARD EXECUTIVE COMPENSATION COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

      The Executive Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

      The Executive Compensation Committee annually reviews and approves the compensation for the Chairman and Chief Executive Officer (CEO) of the Company. In turn, the Chairman and CEO reviews and recommends the compensation for the Vice Chairman, Vice Chairman - Corporate Development, and the President and Chief Operating Officer. Compensation for other executive officers is reviewed and recommended by the Chairman and CEO, Vice Chairman, Vice Chairman - Corporate Development, and the President and Chief Operating Officer. The Executive Compensation Committee reviews the total compensation for the executive officers of the Company, including the Chairman and CEO.

      As with all employees, compensation for the Company's executive officers, including Clarence L. Werner, Chairman and CEO, is based on individual performance and the Company's financial performance. The Company's financial performance is the result of the coordinated efforts of all employees, including executive officers, through teamwork focused on meeting the expectations of customers and stockholders. The Company strives to compensate its executive officers, including the Chairman and CEO, based upon the following key factors: (1) salary levels of executives employed by competitors in the trucking industry and other regional and national companies, (2) experience and pay history with the Company, (3) retention of key executives of the Company, (4) relationship of individual and Company financial performance to compensation increases.

      Base salaries and the annual bonus are determined based on the above factors. The annual bonus plan allows executive officers to earn additional compensation depending on individual and Company financial performance. Company financial performance is evaluated by reviewing such factors as the Company's operating ratio, earnings per share, revenue growth, and size and performance relative to competitors in the trucking industry. Individual performance is evaluated by reviewing the individual's contribution to these financial performance goals as well as a review of quantitative and qualitative factors. Stock options are used as a long-term compensation incentive and are intended to retain and motivate executives and management personnel for the purpose of improving the Company's financial performance, which should, in turn, improve the Company's stock performance. Stock options are granted periodically to executives and management based on the individuals' performance and potential contribution. Stock options are granted with exercise prices equal to the prevailing market price of the Company's stock on the date of the grant. Therefore, options only have value if the market price of the Company's stock increases after the grant date.

      The  Committee compared the total compensation package for Mr. Clarence
L. Werner and the other top four Werner executives to the total compensation packages of many of the Company's publicly-traded competitors in the truckload industry, as disclosed on each company's most recently available proxy statement. Comparisons were made on the basis of total compensation per tractor operated, total compensation as a percentage of net income, and similar factors. Both the total compensation of the Company's CEO and the average total compensation of the Company's other executives disclosed in the summary compensation table were in the middle of the range of compensation paid by many of the Company's publicly-traded competitors in the truckload industry, based on total compensation per tractor operated and as a percentage of net income.

      The Executive Compensation Committee has determined it is unlikely that the Company would pay any amounts in the year ended December 2003 that would result in a loss of Federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and accordingly, has not recommended that any special actions be taken or that any plans or programs be revised at this time.

                                   Clarence L. Werner, Committee Chairman
                                   Irving B. Epstein
                                   Gerald H. Timmerman
                                   Jeffrey G. Doll
                                   Michael L. Steinbach
                                   Kenneth M. Bird

    EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Clarence L. Werner serves as Chairman of the Executive Compensation Committee and is also the Chairman and Chief Executive Officer of the Company.

                        REPORT OF THE AUDIT COMMITTEE

      The following report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the liabilities of Section 18 of the 1934 Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

      The Audit Committee of the Board of Directors is comprised of Messrs. Doll, Epstein, Timmerman, Steinbach, and Bird. All of the committee members qualify as independent members of the Audit Committee under the National Association of Securities Dealers' listing standards. The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting process. The Audit Committee conducted its oversight activities for the Company in accordance with the duties and responsibilities outlined in the audit committee charter.

       The Company's management is responsible for the preparation, consistency, integrity, and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent auditors, KPMG LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

      In conjunction with the preparation of the Company's 2002 audited financial statements, the Audit Committee met with both management and the Company's outside auditors to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

      With respect to the Company's outside auditors, the Committee, among other things, discussed with KPMG LLP matters relating to its independence, including written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

      Based on the foregoing review and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                                   Jeffrey G. Doll, Committee Chairman
                                   Irving B. Epstein
                                   Gerald H. Timmerman
                                   Michael L. Steinbach
                                   Kenneth M. Bird

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN



                      [PERFORMANCE GRAPH APPEARS HERE]



                                 12/31/97  12/31/98  12/31/99  12/31/00  12/31/01  12/31/02
                                 --------  --------  --------  --------  --------  --------
Werner Enterprises, Inc. (WERN)    $100      $108      $ 87      $106      $152      $180
Standard & Poor's 500              $100      $129      $156      $142      $126      $ 98
Nasdaq  Trucking  Group            $100      $100      $ 94      $104      $144      $163
   (SIC Code 42)


      Assuming the investment of $100 on December 31, 1997, and reinvestment of all dividends, the graph above compares the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Market Index and an index of other companies that are in the trucking industry (Nasdaq Trucking Group - Standard Industrial Classification (SIC) Code 42) over the same period. The Company's stock price was $21.53 as of December 31, 2002. This was used for purposes of calculating the total return on the Company's Common Stock for the year ended December 31, 2002.

     STOCKHOLDER PROPOSAL REGARDING DIVERSITY ON THE BOARD OF DIRECTORS

      The Company has been informed that two stockholders intend to introduce the following resolution at the Annual Meeting. Upon receiving an oral or written request, the Company will furnish the names, addresses, and share ownership of the stockholders submitting the proposal. The Company takes no responsibility for the content of this proposal.

     "WHEREAS we believe that the Boards of many publicly-held corporations have benefited from the perspectives brought by their many well-qualified board members who are women or members of racial minority groups;

     WHEREAS Werner Enterprises currently has a distinguished Board of nine persons, all of whom are white males;

     WHEREAS the company's Board does not have a nominating committee;

     WHEREAS the company's Board includes four members of the Werner family;

     WHEREAS we believe that the Board should take every reasonable step to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen; therefore be it

     RESOLVED that the shareholders request the Board, in connection with its search for suitable Board candidates, to make greater efforts to ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.

                            Supporting Statement

     The presence of women and minority group members on a corporate Board of Directors is fortunately no longer a novelty. Surveys of companies in held in the sponsor's (a major religious institution with an endowment of more than $300,000,000) portfolio have revealed that the overwhelming majority of its American portfolio companies have members who are women and/or minority group members on their Boards, and many have more than one such Board member.

     We believe that the judgments and perspectives that women and members of minority groups bring to Board deliberations improve the quality of Board decision making. We therefore urge the corporation to enlarge its search of qualified Board members by casting a wider net.

     This proposal does not require, or even request, that women or members of minority groups be appointed to the Board, but only that greater efforts be made to ensure that such persons are included among those considered for nomination to the Board. Neither does the resolution sponsor suggest that the company is actively engaged in discrimination. Rather, we believe that intentional efforts are needed to identify and recruit talented individuals who might not otherwise be considered for nomination to the Board-and all too often, such people are women and/or minority group members. Our concerns relate primarily to the process by which candidates for Board membership are selected.

     If you believe that it would be advantageous for our company to make greater efforts towards the goal of a more diverse Board, please vote YES."

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL

      Your Board of Directors recommends a vote against the Stockholder Proposal for the following reasons: the Company offers equal employment opportunity to all persons without regard to race, color, religion, sex, national origin, age, disability, or veteran status in accordance with applicable laws. The Company's Board also recognizes that qualified Board members with diverse backgrounds and perspectives can enhance Company performance. However, the Board believes the primary criteria in selecting an individual for Board membership should be that individual's qualifications, experience, skills, talents, and the individual's ability to contribute to the success of the Company (and thereby contribute to the enhancement of stockholder value), without regard to the individual's gender, race, color, or other status. The Board has considered in the past, and will continue to consider in the future, highly qualified candidates for Board membership, as determined by their individual qualifications, abilities, and talents, including relevant industry experience.

     The stockholder proposal would require the Board of Directors to commit to making greater efforts to ensure that women and persons from minority groups are among those considered for nomination to the Board. The Board believes that the Company and its stockholders are best served by a focus on the overall qualifications of Board members rather than narrow goals regarding gender, race, color, or any other category. Furthermore, while the proposal states that the sponsor(s) are not suggesting that the Company is actively engaged in discrimination, the Board wishes to avoid any implication that it has not previously considered the most qualified individuals without regard to the individual's gender, race, color, or other status. If the Board adopted the resolution contained in the proposal, the Board believes that its ability to select the most qualified candidates for Board membership could be limited. As such, the Board believes the proposal is not in the best interests of the Company and its stockholders and recommends that you vote AGAINST the proposal.

      The affirmative vote of a majority of the votes cast on this matter by holders of shares present or represented at the meeting and entitled to vote thereon is required to approve this stockholder proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

                            CERTAIN TRANSACTIONS

      The Company leases certain land from the Clarence L. Werner Revocable Trust (the Trust), a related party. Clarence L. Werner, Chairman of the
Board and Chief Executive Officer, is the sole trustee of the Trust. The land and related improvements consist of lodging facilities and a sporting clay range and are used by the Company for business meetings and customer promotion. The 20 year lease, which began in 1994, did not require the
Company to make rental payments to the Trust in exchange for use of the property and allowed either party to terminate the lease after 10 years by providing prior written notification of its intent to do so. The terms of the lease provided that, should the Trust exercise its right to terminate the lease after 10 years, the Trust would reimburse the Company for an amount equal to the original cost of the leasehold improvements, less accumulated depreciation calculated on a straight-line basis over the term of the lease (20 years). Prior to 2001, the Company had made total leasehold improvements to the land of approximately $1.1 million, which were completed in 1995.

      During 2001, the Company and the Trust entered into a new 10 year lease with the term of the lease beginning June 1, 2002. The new lease provides for termination of the original lease which began in 1994. The new lease provides the Company with the option to extend the lease for two additional 5 year periods following the initial term. The Company will make annual rent payments of one dollar ($1) to the Trust for use of the property. At any time during the term of the lease or any extensions thereof, the Company has the option to purchase the land from the Trust at its current market value, excluding the value of all leasehold improvements made by the Company. The Company also has right of first refusal to purchase the land or any part thereof if the Trust has an offer from an unrelated third party to purchase the land. The Trust has the option at any time during the lease to demand that the Company exercise its option to purchase the land at its current market value. If the Company elects not to purchase the land as demanded by the Trust, then the Company's option to purchase the land at any time during the lease is forfeited; however, the Company will still have right of first refusal related to a purchase offer from an unrelated third party. If the Company terminates the lease prior to the expiration of its 10 year term and elects not to purchase the land from the Trust, then the Trust agrees to pay the Company the cost of all leasehold improvements, less accumulated depreciation calculated on a straight-line basis over the term of the lease (10 years). The Company has made additional leasehold improvements to the land of approximately $5.0 million.

      On April 17, 2000, the Company entered into an agreement with WRG Development, L.L.C. to sell 2.746 acres of land near the Company's Dallas, TX, terminal to WRG Development, L.L.C. or its nominee (WRG Dallas, L.L.C.) for $361,330. The agreement also includes an option for WRG Dallas, L.L.C. to purchase an additional .783 acres for a price of $119,376. The closing date for the 2.746 acres was January 10, 2001. The Clarence L. Werner Revocable Trust (the Trust), a related party, owns a one-third interest in WRG Development, L.L.C. and WRG Dallas, L.L.C. Clarence L. Werner, Chairman of the Board and Chief Executive Officer, is the sole trustee of the Trust. In a separate agreement with WRG Dallas, L.L.C. on September 27, 2000, the Company committed to rent a guaranteed number of rooms in the lodging facility to be constructed and operated on the land purchased from the Company. In April 2002 the Company and WRG Dallas, L.L.C. signed an addendum to this agreement. The terms of the addendum provide that the Company will pay for an average of 40 rooms per day per week at fixed rates depending on room size and amenities. The contract provides for an annual 10% increase in the number of rooms guaranteed by the Company and a 3% annual increase in the fixed room rates. The agreement became effective September 16, 2001 and has a five-year term. WRG Dallas, L.L.C. billed the Company $542,393 for rooms rented during the year ended December 31, 2002. The Company believes that these transactions are on terms no less favorable to the Company than those that could be obtained from unrelated third parties, on an arm's length basis.

     Chairman and Chief Executive Officer Clarence L. Werner's brother, Vern Werner, is employed by the Company as Manager of Owner-Operator Conversions and received total pay of $73,798 during 2002. Clarence L. Werner's brother, Jim Werner, is employed by the Company as Fleet Manager and received total pay of $71,131 during 2002. Scott Robertson, son-in-law of Clarence L. Werner, is employed by the Company as Director - Aviation and received total pay of $152,120 during 2002.

     During 2002, the Company paid $3,587,000 to Pegasus Enterprises, LLC which is owned by Clarence L. Werner's brother, Vern Werner, and sister-in-law. Pegasus Enterprises, LLC leases tractors and drivers to the Company as owner-operators. At December 31, 2002, the Company had notes receivable from Pegasus Enterprises, LLC of $1,303,000 related to the sale of 45 used trucks. The payments to Pegasus Enterprises, LLC are based on the same compensation scale as the Company's other owner-operator contractors. The terms of the note agreements and the tractor sales prices are no less favorable to the Company than those that could be obtained from unrelated third parties, on an arm's length basis.

                             PUBLIC ACCOUNTANTS

      The  firm  of  KPMG  LLP is the independent public accountants  of  the
Company. KPMG LLP billed the Company $75,697 for audit fees, $0 for financial information systems design and implementation fees, and $27,922 for all other fees (which includes $6,881 for audit related fees) for services rendered for the year ended December 31, 2002. The Audit Committee has reviewed the services provided related to the other fees billed by KPMG LLP and believes that these services are compatible with maintaining KPMG LLP's independence with regard to the audit of the Company's financial statements. It is anticipated that the Board of Directors at its Annual Meeting which is scheduled to occur immediately following the 2003 Annual Meeting of Stockholders will approve KPMG LLP as independent public accountants for the Company for the year ending December 31, 2003. Representatives of KPMG LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

                            STOCKHOLDER PROPOSALS

      Stockholder proposals intended to be presented at the 2004 Annual Meeting of Stockholders must be received by the Secretary of the Company on or before December 3, 2003, to be eligible for inclusion in the Company's 2004 proxy materials. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

      Stockholder proposals submitted for presentation at the 2003 Annual Meeting must be received by the Secretary of the Company at its headquarters in Omaha, Nebraska no later than April 23, 2003. Such proposals must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reason for conducting such business at the Annual Meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the Company's Common Stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company by May 2, 2003. Only stockholders of record as of March 24, 2003, are entitled to bring business before the Annual Meeting or make nominations for directors.

                               OTHER BUSINESS

      Management of the Company knows of no business that will be presented for consideration at the Annual Meeting of Stockholders other than that described in the Proxy Statement. As to other business, if any, that may properly be brought before the meeting, it is intended that proxies solicited by the Board will be voted in accordance with the best judgment of the person voting the proxies.

      Stockholders are urged to complete, date, sign, and return the proxy enclosed in the envelope provided. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

                                   By Order of the Board of Directors

                                   /s/ James L. Johnson

                                   James L. Johnson
                                   Vice President, Controller
                                     and Corporate Secretary

                          WERNER ENTERPRISES, INC.
                            Post Office Box 45308
                         Omaha, Nebraska  68145-0308
                           _______________________

                                FORM OF PROXY
                           _______________________

      This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held May 13, 2003. The undersigned hereby appoints Clarence L. Werner and Gary L. Werner, and each of them, as proxy, with full power of substitution in each of them and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of Werner Enterprises, Inc., held of record by the undersigned as of March 24, 2003, at the Annual Meeting of Stockholders to be held on May 13, 2003, and any adjournments thereof.

1.   Election of Directors.
           (Check  only  one  box  below.   To  withhold  authority  for  any
           individual nominee, strike through the name of the nominee.)

     [   ] To vote for the nominees listed below:

               Clarence L. Werner
               Jeffrey G. Doll
               Patrick J. Jung

      or
      --

     [   ] To withhold authority to vote for all nominees listed above.

2.   Stockholder Proposal - Diversity on the Board of Directors.
           (Check only one box below.)

     [   ] For                 [   ] Against                 [   ] Abstain

3. In their discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

     This Proxy, when properly executed, will be voted in the manner directed hereon by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of all nominees for director and AGAINST the stockholder proposal. Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If signing as a corporation, please sign the full corporate name by the President or another authorized officer. If a partnership, please sign in the partnership name by an authorized person.


____________________  __________  ____________________________  __________
Signature             Date        Signature if held jointly     Date

Please mark, sign, date, and promptly return this form of proxy using the enclosed self-addressed, postage-paid return envelope.